Exhibit 99.1

For Immediate Release

AFFINIA REPORTS IMPROVED RESULTS

FOR THE THIRD QUARTER OF 2008

ANN ARBOR, MICHIGAN, November 12, 2008 – Affinia Group Inc., a global leader in the on- and off-highway replacement products and service industry, today reported its financial results for the third quarter and nine months ended September 30, 2008.

Third Quarter

Net sales were $581 million for the quarter compared to $541 million for the same period in 2007. The increase was primarily the result of a $34 million increase in sales in Commercial Distribution South America products, $20 million of which was attributable to favorable market conditions and $14 million was a result of favorable foreign exchange. Filtration product sales increased $6 million over the same period in 2007, primarily due to favorable foreign exchange on European sales. Sales in Brake & Chassis North America increased by $4 million compared with the same period in 2007, mainly as a result of higher demand for Chassis products. Offsetting these increases was a decline of $5 million in the Company’s Commercial Distribution Europe business as compared with the prior year.

Gross profit for the third quarter was $118 million, as compared to $101 million for the same period in 2007, the highest level since the inception of the Company in 2004. Gross margin increased to 20.3 percent compared with 18.7 percent in the prior year, also a record for any quarter since inception. As a result of the improved gross profit, operating profit for the quarter was also at a record level of $33 million as compared to $23 million in the prior year period.

Selling, general and administrative expenses were $85 million, an increase of $7 million compared to the same period in 2007. The increase was the result of an increase in commissions, professional fees, insurance and legal fees, of which $3 million was attributable to a legal settlement, offset by a decrease of $7 million in restructuring expense.

Net income for the quarter was $10 million compared with net income of $4 million in the third quarter of 2007. The improvement in net income was primarily a result of the improvement in the gross margin.

“We are pleased to report record gross and operating profit for the quarter. Although economic factors are a major concern for us, we continue to see the benefits of our restructuring initiatives reflected in our profit margins. It is a testament to our customers, employees and stakeholders that our performance continues to improve, even in these difficult economic times. Given the slowing of the global economy, we are closely monitoring the potential impact of macro economic factors on our company and we will continue to manage the business accordingly,” stated Thomas Madden, Affinia’s Chief Financial Officer.

As of September 30, 2008, Affinia had $40 million of cash. Long-term debt outstanding was $597 million, unchanged from June 30, 2008 and no borrowings were outstanding under the Company’s receivables securitization program. Cash from operations resulted in a use of cash of $16 million for the quarter compared to a source of cash of $22 million in the same period in 2007. Cash used in investing activities remained unchanged at $5 million compared with the prior year. At September 30, 2008 the Company continued to be in compliance with all debt covenants.

Nine Months Ended September 30, 2008

For the nine months ended September 30, 2008, net sales were $1.71 billion as compared to $1.62 billion for the same period in 2007.

Gross profit was $313 million compared with $292 million for the same period in 2007. Gross margin was 18.3 percent, up from 18.0 percent for the same period in the prior year.

Selling, general and administrative expenses were $260 million, $20 million higher than the first nine months of 2007. Selling, general and administrative expenses increased as a result of a $6 million increase in restructuring expenses, a $3 million legal settlement, $2 million of higher depreciation and $9 million of other expenses such as commissions, professional fees and insurance costs.

Net loss for the nine months ended September 30, 2008 was $5 million compared with net income of $5 million for the same period in 2007. The reduction in net income was primarily a result of a $6 million increase in restructuring costs in the period and increased tax provision.

Cash used in operations was slightly higher at $5 million for the first nine months of 2008 compared to a use of cash of $3 million for the same period in 2007. Cash used in investing activities remained unchanged at $13 million compared to the prior year.

On a pre-tax basis, Affinia has recorded $133 million in restructuring costs to date. The Company continues to expect that its total cash and non-cash costs associated with the comprehensive restructuring plan will be approximately $152 million.

Conference Call

Affinia will hold a conference call to discuss its third quarter 2008 financial results on Thursday, November 13, 2008 at 11:00 a.m. Eastern Time. Slides for the conference call will be available from Affinia’s web site: www.affiniagroup.com on Wednesday, November 12, 2008.

To participate in the call, please dial (866) 257-8908 within the United States and Canada or (706) 758-9895 for international callers and reference conference ID # 70417623. A replay of the call will be available shortly after the live broadcast ends. To access the replay, please dial (800) 642-1687 within the United States or (706) 645-9291 for international callers. You will need to reference conference ID # 70417623.

About Affinia

Affinia Group Inc. is a global leader in the on- and off-highway replacement products and service industry. In North America the Affinia family of brands includes WIX® filters, Raybestos® , AIMCO® and BrakePro® brake products, and McQuay-Norris® and Spicer® chassis parts. South American and European brands include Nakata®, Filtron®, Urba® and Quinton Hazell®. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may include comments concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this report, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this report. Such risks, uncertainties and other important factors include, among others: our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; pricing and import pressures; the shift in demand from premium to economy products; our dependence on our largest customers; changing distribution channels; increasing costs for manufactured components, raw materials, crude oil and energy; our ability to achieve cost savings from our restructuring; increased costs in imported products from China and other low cost sources; the consolidation of distributors; risks associated with our non-U.S. operations; product liability and customer warranty and recall claims; changes to environmental and automotive safety regulations; risk of impairment to intangibles and goodwill; risk of successful refinancing if required; non-performance by, or insolvency of, our suppliers or our customers; work stoppages or similar difficulties could significantly disrupt our operations, and other labor disputes; challenges to our intellectual property portfolio; and our exposure to a recession. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements.

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